                          CERTIFICATE OF INCORPORATION

                                       OF

                                   VIKA CORP.

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         The undersigned, being the sole incorporator herein named for the purpose of forming a corporation pursuant to the General Corporation Law of the
State of Delaware, does hereby certify that:

         FIRST: The name of this Corporation is Vika Corp.

         SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South
DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is
National Corporate Research, Ltd.

         THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of
Delaware.

         FOURTH: A. Classes and Numbers of Shares. The total number of shares of stock that the Corporation shall have authority to issue is fifty one million
(51,000,000). The Classes and aggregate number of shares of each class which the
Corporation shall have authority to issue are as follows:

               1.   Fifty million (50,000,000) shares of Common Stock, par value
$0.0001 per share (the "Common Stock"); and

               2.   One million (1,000,000) shares of Preferred Stock, par value
$0.0001 per share (the "Preferred Stock"); and

         B.       Blank Check Powers. The Corporation may issue any class of the
Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

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         FIFTH: Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the
application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the
Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this
Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

         SEVENTH: To the fullest extent that the General Corporation Law of the
State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of
Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

         EIGHTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The

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indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

         IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of
February 2006.

                               /s/ Mohit Bhansali
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                               Mohit Bhansali, Sole Incorporator
                               Olshan Grundman Frome Rosenzweig & Wolosky LLP
                               Park Avenue Tower
                               65 East 55th Street
                               New York, New York 10022

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